Exhibit 15.1

Onestop Assurance PAC
10 Anson Road #13-09 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.333-233442, File No.333-256490 and File No.333-259239 ) and Form F-3 (File No.333-258450) of Kaixin Auto Holdings of our report dated May 16, 2023, with respect to our audit of the consolidated financial statements of Kaixin Auto Holdings, which is included in this Annual Report on Form 20-F for the year ended December 31, 2022.

/s/OneStop Assurance PAC

OneStop Assurance PAC
Singapore
May 16, 2023